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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

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                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                Date of Report (Date of Earliest Event Reported):
                                 AUGUST 23, 1999

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                             DIGITAL RECORDERS, INC.
             (Exact name of registrant as specified in its charter)



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
     NORTH CAROLINA                            1-13408                             56-1362926
(State of Incorporation)                (Commission File No.)                   (I.R.S. Employer
                                                                               Identification No.)
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                          4018 PATRIOT DRIVE, SUITE 100
                          DURHAM, NORTH CAROLINA 27709
                    (Address of principal executive offices)



                                 (919) 361-2155
              (Registrant's telephone number, including area code)


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ITEM 5.  OTHER EVENTS

         On August 23, 1999, Digital Recorders, Inc. ("DRI") and related subsidiaries signed a four (4) year Revolving and Term Lines of Credit Agreement ("Credit Agreement") with Fremont Financial Corporation, a subsidiary of Fremont General Corporation (NYSE: FMT). The Credit Agreement provides up to $10 million for borrowing by DRI to be used for acquisitions, working capital and general corporate purposes. The amount available to borrow under the revolving portion of the Credit Agreement is determined based on a formula of eligible trade accounts receivable and inventory. The trade accounts receivable basis will be eighty-five percent (85%) of eligible domestic U.S. trade accounts plus fifty percent (50%) or $750,000 of eligible trade accounts of the German subsidiary. The inventory basis will be a weighted average formula on the ratio of domestic U.S. inventory to the total confirmed sales orders with advances of thirty-five percent (35%) of primary components and eight percent (8%) of general inventory with a combined phase in limit of $750,000. The term portion of the Credit Agreement will be primarily used to fund the machinery and equipment and real estate assets of acquisitions.

         The Credit Agreement includes other customary covenants and conditions relating to the conduct and operation of DRI's businesses. Specifically, DRI will be subject to a 1:1 EBITDA to interest coverage ratio to be calculated on a cumulative basis for the initial four (4) fiscal quarters after the signing date and hereafter calculated for the four (4) fiscal quarters immediately preceding the date of determination. In addition, the acquisition of any companies will require approval from Fremont


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c)      Exhibits

         10.29 Credit Agreement between Digital Recorders, Inc. and Fremont Financial Corporation dated August 23, 1999

         99.1 Press release dated August 31, 1999 announcing the signing of the Credit Agreement.



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                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     DIGITAL RECORDERS, INC.



Date:  September 3, 1999             By: /s/ Lawrence A. Taylor
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                                        Lawrence A. Taylor
                                        Vice President & Chief Financial Officer



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